Exhibit 10.13

18 July 2003

INVENSYS HOLDINGS LIMITED

INVENSYS INC.

INVENSYS TWENTY-ONE LIMITED

GAC BAAN ACQUISITION LLC

INVENSYS PLC

GENERAL ATLANTIC PARTNERS (BERMUDA), L.P.

CERBERUS CAPITAL MANAGEMENT II, L.P.

SSA GLOBAL TECHNOLOGIES, INC.

SSA CARIBBEAN

HARFSEN HOLDING B.V.

Supplementary Agreement with respect to the
sale and purchase of the Baan Business

CONTENTS

CLAUSE

1.	INTERPRETATION

2.	ASSIGNMENT, TRANSFER AND NOMINATION

3.	COMPLETION DATE

4.	CASH

5.	WORKING CAPITAL

6.	ESTIMATES

7.	RECAPITALISATION OF GROUP COMPANIES

8.	TAXES

9.	EMPLOYMENT MATTERS

10.	RESIGNATION OF OFFICERS OF THE GROUPS COMPANIES

11.	SAP PORTALS AGREEMENT

12.	EMPLOYMENT WARRANTIES

13.	INDIA SEPARATION

14.	SUBLEASE AGREEMENTS

15.	PRE-COMPLET1ON STEPS

16.	DATA ROOM INDEX

17.	GUARANTEES

18.	MISCELLANEOUS

EXHIBIT 1

Cash to remain in the Group Companies

EXHIBIT 2

Part A

Estimate Amounts

Part B

Calculation of payment at Completion

EXHIBIT 3

Part A

Group Companies to be Recapitalised before Completion

Part B

Group Companies of which the recapitalisation has been initiated but not finalised prior to Completion

THIS AGREEMENT is made on 18 July 2003

BETWEEN:

1.                                       INVENSYS HOLDINGS LIMITED, a company incorporated under the laws of England and Wales whose registered office is at Invensys House, Carlisle Place, London, SWIP IBX, United Kingdom (IHL);

2.                                       INVENSYS INC., a company incorporated under the laws of the State of Delaware, United States of America, whose registered office is at 1209 Orange Street, Wilmington, Delaware 19801, United States of America (II);

3.                                       INVENSYS TWENTY-ONE LIMITED, a company incorporated under the laws of England and Wales whose registered office is at Invensys House, Carlisle Place, London, SWIP IBX, United Kingdom (I2I) (the foregoing entities collectively being, the Vendors);

4.                                       GAC BAAN ACQUISITION LLC, a company incorporated under the laws of the State of Delaware, United States of America, with its principal place of business at 450 Park Avenue, New York, New York 10022, United States of America (GAC);

5.                                       INVENSYS PLC, a company incorporated under the laws of England and Wales whose registered office is at Invensys House, Carlisle Place, London SWIP IBX, United Kingdom (Invensys);

6.                                       GENERAL ATLANTIC PARTNERS (BERMUDA), L.P., a limited partnership incorporated under the laws of Bermuda, whose principal place of business is at Clarendon House, Church Street, Hamilton HM II, Bermuda (GAP);

7.                                       CERBERUS CAPITAL MANAGEMENT II, L.P., a limited partnership incorporated under the laws of the State of Delaware, United States of America, whose principal place of business is at 450 Park Avenue, New York, New York 10022, United States of America (Cerberus); and

8.                                       SSA GLOBAL TECHNOLOGIES, INC., a company incorporated under the laws of the State of Delaware, United States of America, with its principal place of business at 500 West Madison, Suite 1600, Chicago, IL 60661 USA (SSA).

WHEREAS:

(A) On 2 June 2003, the Vendors, GAC, Invensys, GAP and Cerberus concluded a sale and purchase agreement (the SPA) for the sale and purchase of the Shares.

(B) During the period between the signing of the SPA and Completion, parties have reached agreement on certain matters provided for, in addition to or in conflict with the provisions of the SPA. Parties wish to set out their agreement with respect to such additional or conflicting matters herein.

IT IS HEREBY AGREED AS FOLLOWS:

1.                                      INTERPRETATION

1.1           Capitalised terms used in this Agreement (which shall include the Preamble hereto) shall, unless specifically defined herein, bear the meaning given them in the SPA.

1.2           Parties agree to replace the definition of “Nominated Purchaser” as referred to in Schedule 1 to the SPA by the following definition: “Nominated Purchaser means any entity that, directly or indirectly, is controlled by, or controlling or under common control with the Purchaser, Cerberus or GAP.”

2.                                      ASSIGNMENT, TRANSFER AND NOMINATION

2.1           Parties agree to amend clause 20.2 of the SPA by adding after the words “may at any time”, the words: “prior to or”.

2.2           In accordance with clause 20.2 of the SPA (as amended), the Purchaser hereby assigns and transfers in accordance with Article 6:159 DCC all of its existing and future rights and obligations under the SPA to SSA, the latter which hereby accepts all such rights and obligations from the Purchaser.  SSA agrees hereby to become a party to the SPA and to be bound by the terms thereof in all respects as if it were initially a party to the SPA and named in it as Purchaser.

2.3           For the avoidance of doubt by signing this agreement the parties hereto acknowledge and grant their co-operation to the assignment as mentioned in clause 2.2 hereof (also as required under Article 6:159 DCC) and confirm that the Purchaser has satisfactorily fulfilled its obligations with respect to such assignment under clause 20.3 of the SPA.

2.4                                 In accordance with clause 2.1 and 20.1 of the SPA, SSA hereby nominates:

(a)                                  Harfsen Holding B.V., a private limited liability company incorporated under the laws of the Netherlands, whose registered offices is at Foppingadreef 22, 1102 BS Amsterdam-Zuidoost, The Netherlands (Harfsen)  as Nominated Purchaser for the sale and transfer of the shares in Invensys International B. V.; and

(b)                                 SSA Caribbean, an exempted company incorporated and existing under the laws of the Cayman Islands, whose registered offices is at Caledonian Bank & Trust Limited, Box 1043GT, Caledonian House, 69 Dr. Roy’s Drive, George Town, Grand Cayman, Cayman Islands (Caribbean)  as Nominated Purchaser for the sale and transfer of the shares in Baan UK Limited, and, to the extent required to enable each such Nominated Purchaser to effect such respective sale and transfer to it, hereby assigns and transfers to each such Nominated Purchaser any and all relevant rights and obligations in that respect under the SPA. Parties further agree that any breach by either of the Nominated Purchasers of any of the provisions of the SPA or of the Purchaser’s Warranties (which shall be deemed to have been given by the Nominated Purchasers as well each in respect of itself as at the date hereof) shall be considered a breach of such provision or Purchaser’s Warranty by the Purchaser.

2.5           For the purpose of clause 2.4 above, the parties hereto agree that this agreement and in particular this clause 2 shall constitute in respect of Harfsen and Caribbean in each of their capacity as Nominated Purchaser, a deed of adherence as mentioned in clause 20.1 of the SPA.

2.6           In view of the provisions of clauses 2.1 through 2.5 above, the Vendors hereby waive any claim under the SPA that they may have against GAC with respect to the period following the date of this Agreement.

3.                                      COMPLETION DATE

3.1                                 Parties agree that the Completion Date will be 18 July 2003.

4.                                      CASH

4.1           With respect to the right of the Purchaser under clause 4.3(b) of the SPA to require the Vendors to leave a certain amount of Cash in the relevant bank accounts of the relevant Group Companies, parties agree that the Purchaser has requested the Vendors so to leave (and the Vendors have agreed to leave) the amounts of Cash stipulated in Exhibit 1 hereto in the relevant bank accounts of the named Group Companies.  Such amounts will be included as estimates in the amount of the Estimated Cash Balance, but will remain subject to External Net Debt Adjustment referred to in the SPA.

4.2           With respect to the amount of €996,000 (the Attached Amount) currently held in a bank account of Baan International B.V. that has been attached by V.d. Top Projectrealisatie B.V. in the context of the dispute between the above-mentioned parties (as referred to in clause 11.4 of the SPA), Parties agree as follows:

(a)                                  a portion of the Attached Amount equal to an amount of €496,000 shall be included as Cash in (i) the Estimated Cash Balance and (ii) the Final Cash Balance;

(b)                                 the remaining portion of the Attached Amount equal to an amount of €500,000 shall not be included as Cash in (i) the Estimated Cash Balance and (ii) the Final Cash Balance; and

(c)                                  upon the occurrence of the earlier of the following events, the Purchaser shall, within five (5) Business Days thereafter, pay to Invensys, as representative of the relevant Vendor, an amount of €500,000:

(i)                                 the two (2) year anniversary of the Completion Date;

(ii)                                  the final settlement of the dispute between Baan International B.V. and V.d. Top Projectrealisatie B.V. (as referred to in clause 11.4 of the SPA); and

(iii)                               the release of the attachment over the Attached Amount,

provided that Parties agree that any obligation of the Purchaser to pay the amount of €500,000 to Invensys pursuant to this clause 4.2(b) may be set-off by either party against any obligation of the Vendors or any other member of the Retained Group to pay any amount to the Purchaser or any member of the Purchaser’s Group under clause 11.4 of the SPA. Where necessary Invensys and the Purchaser shall procure that all reasonable steps are taken (including the obtaining of necessary authorisations) to give effect to such set-off; and

(d)                                 in the event of a failure by the Purchaser to pay the above-mentioned amount of €500,000 within the five (5) Business Day period referred to in clause 4.2(b), then interest shall accrue on the amount of €500,000 from such fifth Business Day until the actual date of payment at the Default Rate.

4.3           Parties agree that the amount of Cash to be included in the Estimated Cash Balance and in the Final Cash Balance with respect to any Group Companies having (as at the date hereof) their registered addresses in India, shall be discounted by 12% (i.e. an amount of Cash of 100, will instead be included as 88).

4.4           For the sake of clarity, parties agree that the definition of Cash in Exhibit 1 to the SPA shall be interpreted so that the amounts of the following cheques shall be taken into account in the determination of the amount of Cash:

(a)                                  cheques that have been issued by any of the Group Companies prior to the Completion Date in respect of the payment of accounts payable, but not yet presented for payment by the payee of such cheque (it being assumed that such cheques will in any event already have been recorded in the cashbook of the relevant Group Company); and

(b)                                 cheques that have been received by any of the Group Companies prior to the Completion Date in respect of accounts receivable, but which have not yet been presented for payment by the relevant Group Company (it being assumed that such cheques will in any event already have been recorded in the cashbook of the relevant Group Company).

4.5                                 With respect to any:

(a)                                  employment taxes and social security payments withheld from payments made to employees of any of the Group Companies, but not yet paid as at Completion to the relevant tax authorities; and

(b)                                 net sales tax payable as at Completion by the Group Companies to the relevant tax authorities,

that relate to the period prior to Completion, parties agree that the aggregate estimate of such amount (which parties agree shall be equal to $2,900,000) shall be deducted from the amount of the Estimated Cash Balance. Furthermore, parties agree that the actual aggregate amount of the taxes referred to in clauses 4.5(a) and (b) shall be determined as part of the process surrounding the agreement or determination of the

Closing Management Accounts and the Adjustment Statement. To the extent that the actual aggregate amount of the taxes referred to in clauses 4.5(a) and (b):

(i)                                 exceeds the estimated amount of $2,900,000, then Invensys shall pay to the Purchaser within three (3) Business Days following the agreement on or determination of such amount of taxes, the amount of such excess; or

(ii)                                  is less than the estimated amount of $2,900,000, then the Purchaser shall pay to Invensys within three (3) Business Days following the agreement on or determination of such amount of taxes, the amount of such deficit, provided that Parties agree that any obligation of either the Purchaser or Invensys to the other to pay the amounts referred to in clause 4.5(i) or (ii), as the case may be, may be set-off by either party against any obligation of the Vendors or the Purchaser to pay any amounts pursuant to the adjustments to the Initial Consideration referred to in clause 7.1 of the SPA. Where necessary Invensys and the Purchaser shall procure that all reasonable steps are taken (including the obtaining of necessary authorisations) to give effect to such set-off.

5.                                      WORKING CAPITAL

5.1                                 Parties agree that the amount of the Baseline Working Capital as stipulated in the SPA shall be adjusted as follows:

(a)                                  Baseline Working Capital will be increased by an amount of $850,000, which amount relates to the portion of the severance payments payable to Laurens van der Tang that Invensys and the Vendors have agreed to bear;

(b)                                 Baseline Working Capital will be increased by an amount of $1,000,000, which amount relates to the capital tax that may have been payable on any recapitalisation of Baan International B.V. and Baan Development B.V.;

(c)                                  Baseline Working Capital will be increased by an amount of $1,750,000, which amount relates to the fact that the Purchaser has agreed to bear any and all liabilities under the SAP Portals Agreement referred to in clause 11 of this Agreement; and

(d)                                 Baseline Working Capital will be decreased by an amount of $4,724,000, which amount relates to the account receivable resulting from the licence agreement with Fuji Denki signed in September 2002, the amount of which parties have agreed not to include in the Baseline Working Capital.

5.2           Pursuant to the adjustments to the amount of the Baseline Working Capital referred to in clause 5.1, parties agree that the amount of the Baseline Working Capital as so adjusted will be equal to -$20,774,000.

5.3           In addition to the adjustments to the Baseline Working Capital referred to in clauses 5.1 and 5.2, parties agree that the amount of $4,724,000, which amount relates to the account receivable resulting from the licence agreement with Fuji Denki signed in September 2002, will not be taken into account for the purposes of determining the amount of the Final Trade Working Capital. In this regard, the Vendors agree to procure that, prior to Completion, the Business shall reverse the related revenue in its financial accounts by issuing an internal credit note in the amount of $4,724,000.

5.4           Parties agree that the adjustment to the amount of the Baseline Working Capital referred to in clause 5.1(d) and the action to be taken pursuant to clause 5.3 shall be considered by parties to be in full and final settlement of any claims that the Purchaser or any other member of the Purchaser’s Group may have against any member of the Retained Group in connection with the licence agreement with Fuji Denki signed in September 2002 or any obligations of any member of the Purchaser’s Group thereunder.

6.                                      ESTIMATES

6.1           For the purposes of clause 2.3 and the other relevant provisions of the SPA, the relevant amounts of the Estimated External Debt, the Estimated Cash Balance, the Estimated Inter-Group Payables, the Estimated Inter-Group Receivables and the Estimated Trade Working Capital shall be as stipulated in Part A of Exhibit 2 hereto.

6.2           The relevant consideration and adjustments referred to in clauses 4 and 5 have been taken into account in the determination of the amounts reflected in Part A of Exhibit 2.

6.3           The calculation of the aggregate amount to be paid by the Purchaser in accordance with clause 5.3(a) of the SPA is set out in Part B of Exhibit 2 hereto.

6.4           Furthermore, the Parties agree that, notwithstanding any provision in the SPA to the contrary, any payment by or on behalf of Purchaser in respect of the difference between the Estimated Inter-Group Payables and the Estimated Inter-Group Receivables (or, with respect to the Final Consideration, any difference between the Final Inter-Group Payables and Final Inter-Group Receivables) will represent a purchase by Purchaser from Invensys of the relevant obligations owing to it from Invensys International B.V. Such obligations will be purchased from Invensys at their face value (the Debt Purchase Price).  With respect to the portion of the Initial Consideration and Final Consideration that is allocable to the acquisition of Invensys International B.V., the Parties agree that a portion of such amount equal to the Debt Purchase Price will be allocated to the purchase of such obligations from Invensys.

7.                                      RECAPITALISATION OF GROUP COMPANIES

7.1           Contrary to the provisions of clause 4.5(b)(i) of the SPA, parties agree as follows with respect to the recapitalisation of the Group Companies:

(a)                                  the Group Companies referred to in Part A of Exhibit 3 will be recapitalised before the Completion Date;

(b)                                 with respect to the Group Companies referred to in Part B of Exhibit 3, the Vendors have initiated the recapitalisation of such Group Companies and will,

following Completion, provide the Purchaser with all reasonable co-operation to finalise the recapitalisation of such Group Companies as soon as practicable following the Completion Date;

(c)                                  all other Group Companies not listed in Parts A or B of Exhibit 3 do not need to be recapitalised, including, for the sake of clarity and without limitation, any of the Group Companies in Japan, Mexico and the Netherlands;

(d)                                 the adjustment of the Baseline Working Capital in accordance with clause 5.1(b) shall be in full and final settlement of any liability that the Vendors or any other member of the Retained Group may have towards any member of the Purchaser’s Group in connection with any capital tax payable with respect to the recapitalisation of any of the Group Companies in the Netherlands; and

(e)                                  that as part of the recapitalisation of Baan UK Ltd, 41,000,000 new shares were issued in the capital of Baan UK Ltd and accordingly the relevant Vendor will transfer to Caribbean 46,051,500 (and not 5,051,500 as indicated in Schedule 2 to the SPA) shares in the share capital of Baan UK Ltd, the latter which represents 100% of the shares in that company.

8.                                      TAXES

8.1                                 Parties agree that clause 6.14 of the SPA will be deleted.

8.2           Parties agree that clause 3.1(a) of the US Tax Covenant and clause 3.1(a) of the International Tax Covenant will be deleted.  In this regard, parties furthermore agree that clause 9.13(b) of the SPA shall be amended to read as follows: “specific provision or reserve has been made for such matter in the Accounts, it being understood that no provision or reserve shall be considered to have been included in the Accounts for Taxes”.

8.3           Invensys agrees that during the period of nine  (9) months following Completion it will, and will procure that the relevant members of the Retained Group will, take all reasonable steps to co-operate with any Section 338(g) election that the Purchaser or any member of the Purchaser’s Group may choose to make in connection with the acquisition of the Business. In this regard, the Purchaser agrees to indemnify and hold Invensys and each relevant member of the Retained Group harmless without limitation against any Damages that such parties may incur or suffer in connection with having provided any co-operation for the making of such Section 338(g) election.

8.4           Deferred revenue expenditure of approximately $30,000,000 relating to the period ending on 31 March 2003 is included in the balance sheet of Baan USA Inc. at Completion.  The income relating to this deferred revenue will be accounted for during the Purchaser’s period of ownership of the Business (thus following Completion), whereas the cash in respect thereof has been received during the Vendor’s period of ownership (thus before Completion). Accordingly, Invensys will seek to ensure that this income will be recognised for US corporate tax purposes during the relevant Vendor’s period of ownership of the Business, it being agreed that to the extent that any income relating to the above-mentioned deferred revenue is recognised for US corporate tax purposes during the Purchaser’s period of ownership, such shall be deemed to constitute (for the purposes of the US Tax Covenant) a Tax liability of Baan USA Inc, in relation to the period prior to Completion.

8.5           Parties agree that any tax liability payable in relation to any of the Group Companies in Canada with respect to the period from 1 April 2003 up to the Completion Date shall, notwithstanding the relevant provisions of the SPA, be for the account of the relevant member of the Purchaser’s Group. Accordingly, the Vendors shall not be required to indemnify the relevant member of the Purchaser’s Group with respect to the Taxes referred to in the previous sentence of this clause 8.5.

8.6           The Vendors will indemnify the Purchasers for any tax liability incurred (including a tax liability relating to a post-Completion period) to the extent that such tax liability relates to the Baan USA, Inc. FY02 Contested Liability Trust Arrangement.

9.                                      EMPLOYMENT MATTERS

9.1                               Laurens van der Tang

(a)                                  With respect to the pending resignation of Laurens van der Tang from his position at Baan, Parties agree that (other than as taken into account in the adjustment to the Baseline Working Capital referred to in clause 5.1 (a)) neither Invensys nor any other member of the Retained Group shall have any liability whatsoever in relation to any severance payments to be made to Laurens van der Tang.  Any and all such severance payments shall be solely for the account of the relevant member of the Purchaser’s Group and the Purchaser shall indemnify and hold harmless all members of the Retained Group from and against all Damages incurred by such parties in this regard.

(b)                                 Despite the provisions of clause 9.1(a), parties agree that:

(i)                                 all bonus amounts referred to in the letter from Laurens van der Tang to Invensys dated 16 June 2003 (which letter has been disclosed by Invensys to the Purchaser) and any other bonuses of an operational nature, in both cases that are paid or become payable to Laurens van der Tang; and

(ii)                                  any obligations towards or amounts payable to Laurens van der Tang in relation to any stock option arrangement applicable with respect to Laurens van der Tang’s employment with the Business, shall be solely for the account of Invensys and Invensys shall indemnify and hold harmless all members of the Purchaser’s Group from and against all Damages incurred by such parties in this regard.

9.2                               Key Employees

(a)                                  Parties acknowledge that prior to entering into the SPA, Invensys concluded agreements with a number of Key Employees of the Business regarding severance arrangements that would apply in the event that such Key Employees would not be offered employment by the purchaser of the Business following the completion of the acquisition transaction (the Invensys Severance Agreements).

(b)                                 If any severance payments become due to any Key Employees of the Business, then Parties agree that any and all such severance payments made to such Key Employees (whether pursuant to the terms of the Invensys Severance Agreements (where applicable), any other applicable contract or applicable law) shall be solely for the account of the relevant member of the Purchaser’s Group and the Purchaser shall procure that any such severance payments are promptly made (to the extent agreed with the relevant Key Employee on an employment continuation basis) by the relevant Group Company. The Purchaser shall indemnify and hold harmless all members of the Retained Group from and against all Damages incurred by such parties in relation to the matters referred to in this clause 9.2(b).

9.3                               Employee Benefits

Notwithstanding any provision of the SPA to the contrary, parties agree that:

(a)                                  Invensys shall allow the Employees who shared Invensys health and welfare benefits at the Completion Date, to continue benefiting following Completion, to the extent legally possible or allowed under the relevant scheme rules, from all such employee health and welfare benefits, including without limitation medical, dental, vision, life, short term and long term disability, accidental death and dismemberment, and travel accidents coverage;

(b)                                 Invensys shall allow the Employees referred to in (a) above to continue so benefiting from the shared employee health and welfare benefits for a period that will end on the day that is the earlier of (i) 60 days following the Completion Date and (ii) the fifth Business Days following receipt by Invensys of written notice that the Purchaser wishes that the relevant Employees no longer benefit from the Invensys employee health and welfare benefits, provided that such termination by the Purchaser shall only be permitted on a per country basis;

(c)                                  the Purchaser shall reimburse the relevant member of the Retained Group for all costs or expenses incurred by such member in connection with such Employees continuing to benefit from the above-mentioned health and welfare benefits, payment thereof to take place on a basis that is consistent with payment practice immediately prior to the Completion Date and in any event by no later that five (5) Business Days of being presented with an invoice or other documentation evidencing such costs and expenses; and

(d)                                 all other provisions of the SPA relating to Employees shall remain unchanged.

10.                               RESIGNATION OF OFFICERS OF THE GROUPS COMPANIES

10.1         With respect to clause 5.5(b)(iv) of the SPA, parties acknowledge that the Purchaser is not in a position to appoint, immediately following Completion, directors to replace the resigning directors.  Accordingly, with respect to the directors of the Group Companies that are currently also employed by any member of the Retained Group and the corporate secretaries of each of the Group Companies (together the Remaining Officers), parties have agreed that such Remaining Officers shall not resign with effect from Completion, but that the following shall apply:

(a)                                  the Remaining Officers will remain in office following Completion, however, for a maximum period of thirty (30) days following Completion;

(b)                                 the Purchaser shall procure that as soon as possible following Completion, and in any event within thirty (30) days thereafter, all necessary steps are taken for the appointment of officers to replace each of the Remaining Officers;

(c)                                  Invensys shall procure that the Remaining Officers shall resign as officers of the relevant Group Company with effect from the earlier of (i) the appointment of the relevant replacement officer referred to in clause 10.1(b) becoming effective or (ii) thirty (30) days after the Completion Date;

(d)                                 Invensys shall procure that the Remaining Officers shall, in the period during which they remain in office at the relevant Group Company, reasonably co-operate with and follow (to the extent legally permissible and in accordance with any applicable statutory duty as an officer of the relevant Group Company) the instructions of the Purchaser with respect to the management of the relevant Group Company and shall in any event reasonably co-operate with the steps to be taken (including the signing of resolutions and other relevant documents) to appoint the replacement officers of the Group Companies; and

(e)                                  the Purchaser shall, other than in circumstances of gross negligence or wilful misconduct, indemnify each member of the Retained Group and each of the Remaining Officers for and against any liability arising out of the performance by the Remaining Officers of their duties as officers of the relevant Group Companies during the period following Completion.

10.2         It is agreed that the provisions of clause 10.1(e), to the extent that they relate to the Remaining Officers, constitute an irrevocable third party stipulation (derdenbeding) in accordance with Article 6:253(4) of the Netherlands Civil Code, made by the Purchaser for the benefit of the each of the Remaining Officers that is not a signatory to this letter. If accepted or deemed accepted by or on behalf of such Remaining Officers, each of them shall have the right to invoke the benefit of clause 10.1(e) as such Remaining Officer were a signatory to this Agreement, provided that the parties to this Agreement may by agreement rescind or vary this Agreement in any way without the consent of the Remaining Officers.

10.3         Other than as referred to in clause 10.2, parties agree that no member of the Retained Group will have any obligation towards the Purchaser or any member of the

Purchaser’s Group with respect to the resignation, replacement, appointment or dismissal of any of the officers of the Group Companies.

11.                               SAP PORTALS AGREEMENT

11.1         Parties acknowledge and agree that the Business is currently bound by the provisions and (payment) obligations of the SAP Portals (Top Tier) Agreement (the SAP Portals Agreement).  In this regard, parties agree that all liabilities payable under such SAP Portals Agreement will be for the account of the relevant member of the Purchaser’s Group and that neither Invensys nor any other member of the Retained Group will have any liability under such agreement, whether towards SAP or any member of the Purchaser’s Group, whatsoever.

11.2         Furthermore, parties agree that the adjustment to the amount of the Baseline Working Capital referred to in clause 5.1(c) shall be considered by parties to be in full and final settlement of any claims that the Purchaser or any other member of the Purchaser’s Group may have against any member of the Retained Group in connection with the SAP Portals Agreement or any obligations of any member of the Purchaser’s Group thereunder.

12.                               EMPLOYMENT WARRANTIES

12.1         Parties agree to amend the reference in clauses 10.4(a) and 10.4(b) of the SPA to “Employee Benefit Warranties” so as to refer to “Employment Warranties”.

13.                               INDIA SEPARATION

13.1         Parties agree that where in clause 15.4(b) of the SPA reference is made to the time period that will end “as soon as reasonably practicable after the date of this Agreement”, it is understood that such period will in any event amount to a period six (6) months following the date of the SPA.

13.2         In this regard, Parties further agree that with respect to clause 15.4(d)(i)(C) of the SPA, Parties shall at the appropriate time following Completion negotiate in good faith as to whether:

(a)                                  indeed Baan Info Systems India Ltd shall be required to use reasonable efforts to surrender back to the relevant landlord that part of the premises currently occupied by the IMAPS Business and take all reasonable steps to assist Newco in concluding a lease for such premises directly with the current landlord thereof; or

(b)                                 the IMAPS Business shall vacate the premises currently occupied by it, thereby allowing Baan Info Systems India Ltd the opportunity to occupy such premises.

14.                               SUBLEASE AGREEMENTS

14.1         Parties agree that in deviation from the provisions of clause 14.2 of the SPA, no new sublease agreement shall be concluded with respect to those Properties (other than the Property currently leased by Baan Austria GmbH in Vienna, Austria from IPS EMEA) in respect of which an existing written sublease agreement was already in place as at the date of the signing of the SPA.

15.                               PRE-COMPLETION STEPS

15.1         With respect to the Pre-Completion Steps referred to in Part A of Schedule 11 to the SPA, parties acknowledge and agree that:

(a)                                  the Pre-Completion Steps referred to in paragraphs 1(a) through (c) and 2(a) and (b) of Part A of Schedule 11 to the SPA have or will have been completed by Completion (it being understood that the shares in APV Holdings Ltd were transferred to Invensys International Holdings Limited); and

(b)                                 the Pre-Completion Steps referred to in paragraphs 1(d) through (f) of Part A of Schedule 11 to the SPA will not have been completed by Completion (it being understood that the parties shall continue to take all reasonable steps within their respective powers to effect such Pre-Completion Steps as soon as reasonably practicable following Completion).

15.2         As soon as reasonably practicable following the effectuation of any of the Pre-Completion Steps referred to in clause 15.1(b), the Vendors shall provide written evidence thereof to the Purchaser.

16.                               DATA ROOM INDEX

16.1         With respect to the index attached to the SPA as Schedule 20, Parties agree to make the following amendments:

(a)                                  the deletion of item 18.1.11 of that index; and

(b)                                 the amendment of the description of item 18.2.18 of that index to read as follows: “Brief overview of Baan USA, Inc. FY02 Contested Liability Trust Arrangement (which overview did in any event not include the internal memorandum and assessment of the matter that was available to Invensys)”.

17.                               GUARANTEES

17.1         Invensys hereby agrees that the Guarantee (as referred to in clause 16 of the SPA) shall also apply and relate to the obligations of the Vendors contained in this Agreement.

17.2         GAP and Cerberus hereby agree that the Purchaser Guarantee (as referred to in clause 17 of the SPA) shall also apply and relate to the obligations of the Purchaser contained in this Agreement.

18.                               MISCELLANEOUS

18.1         The parties hereby irrevocably waive their right to seek dissolution and/or annulment of this Agreement after transfer of the Shares.

18.2                           With respect to the variation of this Agreement, the provisions of clause 19 of the SPA shall apply.

18.3                           With respect to the assignment or transfer of any party’s rights under this Agreement, the provisions of clause 20 of the SPA shall apply.

18.4                           With respect to failure or delay by any party hereto, in exercising any right or remedy provided by law or under or pursuant to this Agreement, the provisions of clause 25 of the SPA shall apply.

18.5                           Any notice to a party under this Agreement shall be given in accordance with the provisions of clause 27 of the SPA.

18.6                           Each party will bear its own Costs in relation to the negotiations, preparations, investigations, and performance of this Agreement, including all advisors’ Costs in respect of advisors engaged by such party.

18.7                           If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement, but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

18.8                           This Agreement and the Exhibits thereto represent the entire understanding and agreement between the Purchaser and the Vendors with respect to the subject matter hereof and supersede all previous agreements, both in writing and oral, including correspondence, in relation to such subject matter. Parties further agree that this Agreement shall apply to the sale and purchase of the Shares in addition to the provisions of the SPA and that to the extent that there is any conflict between the provisions of this Agreement and the SPA, the provisions of this Agreement shall be deemed an amendment of the relevant provisions of the SPA and shall prevail.

18.9                           This Agreement shall be governed by and construed in accordance with the laws of The Netherlands. Any disputes hereundcr shall be resolved in accordance with the provisions of clause 29 of the SPA.

18.10                     This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original agreement, but all the counterparts together constitute but one and the same instrument.

AS WITNESS this Agreement has been signed in on behalf of the parties the day and year first before written.

INVENSYS HOLDINGS LIMITED

/s/ N. Blackwell
By:
Title:

INVENSYS INC.

/s/ N. Blackwell
By:
Title:

INVENSYS TWENTY-ONE LIMITED

/s/ N. Blackwell
By:
Title:

GAC BAAN ACQUISITION LLC

By: General Atlantic Partners
(Bermuda), L.P.
/s/ ILLEGIBLE	By: GAP (Bermuda) Limited (as
By: Cerberus Capital	general partner)
Management II, L.P.
(its managing member)
By:	By:	/s/ Matthew Nimetz
Title:		Name: Matthew Nimetz
Title: Vice President

INVENSYS PLC

/s/ N. Blackwell
By:
Title:

GENERAL ATLANTIC PARTNERS (BERMUDA), L.P.
By: GAP (Bermuda) Limited (its general partner)

By:	/s/ Matthew Nimetz
Name: Matthew Nimetz
Title: Vice President

CERBERUS CAPITAL MANAGEMENT II, L.P.

/s/ ILLEGIBLE
By:
Title:

SSA GLOBAL TECHNOLOGIES, INC.

/s/ ILLEGIBLE
By:
Title:

Signed in acceptance of the terms of clauses 2.4 and 2.5 of this Agreement by:

SSA CARIBBEAN

/s/ ILLEGIBLE
By:
Title:

HARFSEN HOLDING B.V.

/s/ ILLEGIBLE
By:
Title: